EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-40333, 333-40457, 333-40459, 333-40461, 333-43622, 333-67440, 333-97179, 333-97181, and 333-136671) pertaining to the various stock issuance programs; and in the Registration Statements (Form S-3 Nos. 333-68202, 333-86440 and 333-108521) of Hypercom Corporation of our reports dated March 7, 2008, with respect to the consolidated financial statements and schedule of Hypercom Corporation and the effectiveness of internal control over financial reporting of Hypercom Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP
Phoenix, Arizona
March 7, 2008